Agreement

(English Translation)

Party A: Baoding Hongye Mechanical Engineering Equipments Company Limited

Party B: Zhuolu Jinxin Mining Company Limited

Whereas:

As of March 12, 2010, Party B owed Party A equipments and construction fee in a total of RMB 22,000,000(the “Fee”).

NOW, THEREFORE, with the consensus reached through negotiation, the parties have entered into this Agreement and agree to abide by it pursuant to the applicable laws, regulations and rules of the PRC (“laws of the PRC”):

Item I

Party B will pay the total amount of RMB 22,000,000 to Party A in three payments as follows:

1. RMB 8,500,000 on or before December 31, 2010.

2. RMB 8,500,000 on or before December 31, 2011.

3. RMB 5,000,000 on or before December 31, 2012.

Item II

The Fee bears no interests until any amount of the Fee is overdue according to the payment terms stated in Item I.  Interest will be charged on any overdue amount at the benchmark rate issued by Commercial Bank during the same period when the amount is overdue.

Item III

Any disputes arising from or in relation to this Agreement shall first be settled by the negotiation of both parties. If the dispute could not be solved by negotiation, each party can file the dispute to any court of competent jurisdiction.

Item IV

This Agreement shall be executed in two copies, each party holds one.  Each of the copies shall be deemed as the original one and has the same effect upon the signing on the Agreement.

Party A: Baoding Hongye Mechanical Engineering Equipment Company Limited

Representative:

Date:  03/20/2010

Party B: Zhuolu Jinxin Mining Co., Ltd.

Representative:

Date: 3/20/2010